Exhibit 7.05

EXECUTION VERSION

Dated this 15th day of January, 2015

21VIANET GROUP, INC.

__________________________

REGISTRATION RIGHTS AGREEMENT

TABLE OF CONTENTS

i

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated this 15th day of January, 2015 is made

BY AND BETWEEN

(A)           21Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands;

(B)           King Venture Holdings Limited, a company incorporated under the laws of the Cayman Islands whose registered office is at the offices of Harneys Services (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands (“Investor A”); and

(C)           Xiaomi Ventures Limited, a company incorporated under the laws of the British Virgin Islands whose registered office is at the offices of Start Chambers, Wickham’s Cay II, PO Box 2221, Road Town, Tortola, British Virgin Islands (“Investor B,” and together with Investor A, the “Investors,” and individually, an “Investor”).

RECITALS

WHEREAS, the Company, Investor A and certain other parties named therein have entered into a Purchase Agreement dated as of November 29, 2014, and the Company, Investor B and certain other parties named therein have entered into a Purchase Agreement dated as of November 30, 2014 (together, the “Purchase Agreements”), pursuant to which the Investors purchased Ordinary Shares subject to the terms and conditions as set forth in the applicable Purchase Agreement; and

WHEREAS, in connection with the closing of the Purchase Agreements, the parties hereto desire to enter into this Agreement to govern the registration rights of the Investors.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

(a)      In this Agreement, including the Recitals and exhibits (which form part of this Agreement), the following expressions, except where the context otherwise requires, shall have the following meanings:

“Company Securities” means (i) Ordinary Shares and (ii) securities convertible into or exchangeable for Ordinary Shares and (iii) any options, warrants or other rights to acquire Ordinary Shares.

“Esta” means Esta Investments Pte. Ltd., a company incorporated under the laws of Singapore.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing First Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated January 14, 2011 by and among the Company and the Preferred Shareholders.

“Existing Second Registration Rights Agreement” means the Registration Rights Agreement dated October 11, 2013 by and between the Company and Esta.

“Form F-3” means Form F-3 or such other form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Group Company” means the Company or any of its Subsidiaries.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government entity.

“Preferred Shareholders” has the meaning set forth in the Existing First Registration Rights Agreement.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities,” with respect to an Investor, means (i) the Company Securities acquired by such Investor pursuant to the applicable Purchase Agreement, (ii) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security that is issued) by way of a share dividend or other distribution, or share split, or in connection with a combination of shares, recapitalisation, merger, consolidation or other reorganization with respect to, or in exchange for, or in replacement of, the Company Securities acquired by such Investor pursuant to the applicable Purchase Agreement and (iii) any other Ordinary Shares acquired by such Investor after the date hereof; provided, however, that Registrable Securities shall not include any (a) Ordinary Shares that may be sold pursuant to an effective registration statement, or (b) securities that would otherwise be Registrable Securities held by the

Investors or any assignee thereof who is then permitted to sell all of such securities (other than Registrable Securities held by such Investor or any assignee thereof owning greater than 1% of the company’s share capital who would otherwise be able to sell all of such Ordinary Shares pursuant to Rule 144) within any three (3) month period pursuant to Rule 144.

“Registrable Securities,” with respect to the Preferred Shareholders, has the meaning set forth in the Existing Registration Rights Agreement.

“Registrable Securities,” with respect to Esta, has the meaning set forth in the Existing Second Registration Rights Agreement.

“Rule 144” means Rule 144 adopted by the SEC pursuant to the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with the generally accepted accounting principles of the United States, or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“US$” means the lawful currency of the U.S.

“U.S.” means the United States of America.

(b)      (i)          words in the singular shall include the plural, and vice versa; and reference to one gender shall include all genders;

(ii)         a reference to a person shall include a reference to a firm, a corporation, an unincorporated association or to a person’s executors or administrators;

(iii)        a reference to a section, sub-section and exhibit shall be a reference to a section, sub -section and exhibit (as the case may be) of or to this Agreement; and

(iv)        any obligation or liability of a party hereto under this Agreement shall be the several obligation or liability of such party but not the joint obligation or liability of the other parties hereto.

ARTICLE 2
Registration Rights

Section 2.01.        Demand Registration Rights.  (a) Subject to the limitations set forth in this Section 2.01, if the Company receives a written request from an Investor (the “Demand Investor”) specifying the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering, requesting the Company file a registration statement under the Securities Act covering the registration of all or a portion of Registrable Securities then outstanding with an aggregate public offering price of at least US$2,000,000, then the Company shall, as soon as practicable, and in any event within 90 days of receipt of such request, file such registration and permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request.  All registrations requested pursuant to this Section 2.01 are referred to herein as “Demand Registrations.”

(b)      The Company shall use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(c)      If the Demand Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 2.01.  The underwriter shall be selected by the Demand Investor and shall be reasonably acceptable to the Company.  In such event, the right of the other Investor to include securities in such registration pursuant to Section 2.01(a) shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of its Registrable Securities in the underwriting to the extent provided herein and such Investor (together with the Company) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Demand Investor.

(d)      If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in such offering exceeds the number of Registrable Securities which can be sold therein without adversely affecting the marketability of the offering and within a price range acceptable to the Demand Investor, the Company shall include in such registration the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(e)      The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.01 demanded by the Demand Investor:

(i)       in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)      after the Company has effected three (3) registrations pursuant to this Section 2.01 demanded by the same Demand Investor, and such registrations have been declared or ordered effective;

(iii)     during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(iv)     if the Demand Investor proposes to dispose of Registrable Securities that may be registered as soon as practicable on Form F-3 pursuant to Section 2.03 hereof; or

(v)      if the Company shall furnish to the Demand Investor a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed at such time, in which event the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Demand Investor; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period in relation to the same Demand Investor; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period, other than a registration relating to (i) the sale of securities to officers, directors and employees of, or consultants to, any Group Company pursuant to share grants, option plans, purchase plans or other employee share incentive programs or arrangements, (ii) a reclassification of securities, corporate reorganization or other transaction under Rule 145 of the Securities Act (or such applicable securities laws in the relevant jurisdiction), (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered (an “Exempt Registration”).

Section 2.02.        Piggyback Registration Rights.  (a) If (without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Investors) any of its shares or other securities under the Securities Act or such applicable securities laws in the relevant jurisdiction in connection with the public offering of such securities (other than an Exempt Registration), the Company shall (i) promptly give the Investors written notice of such registration, and (ii) use commercially reasonable efforts to cause to be included in such registration, subject to the provisions of Section 2.02(c), all of such Registrable Securities as are specified in a written request or requests made by any Investor received by the Company within fifteen (15) days after such written notice from the Company is mailed.  Such written request for inclusion may specify all or part of such Investor’s Registrable Securities.

(b)      The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.02 prior to the effectiveness of such registration whether or not any Investor has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company.

(c)      Underwriting.

(i)      If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Investors as part of the written notice given pursuant to Section 2.02(a) above.  In such event, the right of an Investor to include securities in such registration pursuant to this Section 2.02 shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of its Registrable Securities in the underwriting to the extent provided herein and such Investor (together with the Company) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Company.

(ii)      Notwithstanding any other provision of this Section 2.02, if the underwriter in good faith determines that marketing factors require a limitation of the number of shares to be underwritten, then the number of Registrable Securities that may be included in the registration and underwriting on behalf of the Company and the Investors shall be allocated in the following priority:

(A)      first, to the Company;

(B)      second, to the Investors, on a pari passu basis with the Preferred Shareholders and Esta, and in priority to all other shareholders of the Company, pro rata among the Investors, the Preferred Shareholders and Esta on the basis of the respective number of shares of their respective Registrable Securities which they had requested to be included in such registration and underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any Subsidiary of the Company; provided, further, that the underwriter may, upon a reasonable, good faith determination, limit the number of shares of the Investors’, the Preferred Shareholders’ and Esta’s Registrable Securities to be included in such registration to not less than twenty-five percent (25%) of the total number of securities to be included in such registration and underwriting (with all other securities, other than securities being offered by the Company, having been first excluded from such registration);

(C)      third, among all other holders of the Company’s securities having piggyback registration rights (pro rata among such holders on the basis of the respective amounts of securities which such holders had requested to be included in such registration at the time of filing the registration statement).

To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to the Investors to the nearest one hundred (100) shares.

If any Investor after having inclusion in such registration as provided above does not agree to the terms of any such underwriting, including signing a customary underwriting agreement on the same terms as the other shareholders of the Company participating in such registration, such Investor shall be excluded therefrom by written notice from the Company or the underwriter.  The Registrable Securities or other securities so excluded shall also be withdrawn from such underwriting.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.02(c), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

Section 2.03.        Form F-3 Registration

.  In the event that the Company shall receive from an Investor a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Investor, the Company shall:

(a)      promptly give written notice of any related qualification or compliance, to such Investor; and

(b)      as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investor’s Registrable Securities as are specified in such request, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.03:

(i)      if Form F-3 is not available for such offering;

(ii)      if such Investor, together with the holders of any other securities of the Company entitled to inclusion in such registration, proposes to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(iii)     if the Company shall furnish to such Investor a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) days after receipt of the request of such Investor under this Section 2.03; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period in relation to such Investor; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period other than an Exempt Registration; or

(iv)     in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)      Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of an Investor.  Registrations effected pursuant to this Section 2.03 shall not be counted as requests for registration effected pursuant to Section 2.01.  If the registration is for an underwritten offering, the provisions of Sections 2.01(c) and (d) shall apply.

Section 2.04.        Obligations of the Company.  (a) Whenever required by an Investor under this Article 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)      prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by such Investor copies of all such documents proposed to be filed for review and comment by such counsel), and, upon the request of such Investor, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period such Investor refrains from selling any securities included in such registration at the request of an underwriter.

(ii)      prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement (provided that before filing such amendments and supplements to such registration statement and the prospectus, the Company shall furnish to the counsel selected by such Investor copies of all such documents proposed to be filed for the review and comment by such counsel);

(iii)     furnish to such Investor such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investor may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(iv)     use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by such Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v)      in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter of such offering; provided, however, that such Investor shall also enter into and perform its obligations under such agreement;

(vi)     notify such Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)    cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(viii)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(ix)     in an underwritten offering only, furnish a copy to such Investor, of (A) the opinion of the counsel representing the Company delivered to the underwriters, and (B) the “comfort” letter from the independent certified public accountants of the Company in customary form and covering such matters of the type customarily covered by comfort letters delivered to the underwriters, but only in such instances where (A) and (B) are actually delivered to the underwriters;

(x)      make available for inspection by such Investor, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by such Investor or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company reasonably requested in connection with the registration statement, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by such Investor or any such underwriter, attorney, accountant or agent in connection with such registration statement, to the extent permitted by applicable law and regulation;

(xi)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(xii)     if any such registration or comparable statement refers to such Investor by name or otherwise as the holder of any securities of the Company and if such Investor is or might be deemed to be an underwriter or a controlling person of the Company, such Investor shall have the right to require (A) the insertion therein of language, in form and substance satisfactory to such Investor and presented to the Company in writing, to the effect that the holding by such Investor of such securities is not to be construed as a recommendation by such Investor of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Investor shall assist in meeting any future financial requirements of the Company, or (B) in the event that such reference to such Investor by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Investor; provided, that, with respect to this Section 2.04(a)(xii) such Investor shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company;

(xiii)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Ordinary Shares included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order;

(xiv)    use best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(xv)     use best efforts to take all such other actions as such Investor or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a share split or a combination of shares).

Section 2.05.        Information From Investors.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Registrable Securities that the relevant Investor shall in a timely manner furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Investor’s Registrable Securities.

Section 2.06.        Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.01, 2.02 and 2.03, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for each Investor, shall be borne by the Company.

Section 2.07.        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article 2:

(a)      To the fullest extent permitted by law, the Company will indemnify and hold harmless the relevant Investor, each of its partners or officers, directors and shareholders, legal counsel and accountants, underwriter (as defined in the Securities Act) and each person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable securities laws; and the Company will reimburse such Investor, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.07(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Investor, underwriter or controlling person; provided, further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of such Investor or underwriter, or any person controlling such Investor or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Investor or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)      To the extent permitted by law, the relevant Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other shareholder of the Company selling securities in such registration statement and any controlling person of any such underwriter or other holder of Registrable Securities, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and the Investor will reimburse any person intended to be indemnified pursuant to this Section 2.07(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.07(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Investor (which consent shall not be unreasonably withheld), provided, further, however, that in no event shall any indemnity under this Section 2.07(b) exceed the net proceeds from the offering received by such Investor.

(c)      Promptly after receipt by an indemnified party under this Section 2.07 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.07, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.07, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.07.

(d)      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

(e)      If the indemnification provided for in this Section 2.07 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(f)      Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)      The obligations of the Company and the relevant Investor under this Section 2.07 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 2, and otherwise.

Section 2.08.        Reports Under the Exchange Act.  With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)      make and keep current public information available, as those terms are understood and defined in Rule 144(c), at all times;

(b)      file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)      furnish to each Investor, so long as such Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing each Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

Section 2.09.        Assignment of Registration Rights.  Notwithstanding anything to the contrary in this Agreement, the rights to cause the Company to register Registrable Securities pursuant to this Article 2 may be assigned (but only with all related obligations) by any Investor to a transferee or assignee of such securities; provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

Section 2.10.        Limitations on Subsequent Registration Rights.  (a) From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would give such holder or prospective holder any registration rights, the terms of which are more favorable than, or on parity with, the registration rights granted to the Investors hereunder.

Section 2.11.        Termination of Registration Rights.  The right of an Investor to include Registrable Securities in any registration pursuant to Section 2.01, 2.02 or 2.03 shall terminate upon the first to occur of: (i) when the shares of Registrable Securities beneficially owned or subject to Rule 144 aggregation by such Investor may be sold under Rule 144 during any 90-day period; or (ii) five (5) years following the date of this Agreement.

ARTICLE 3
Miscellaneous

Section 3.01.        Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 3.02.        Governing Law.  This Agreement shall be governed in all respects by and construed according to the laws of the State of New York, U.S.

Section 3.03.        Arbitration.  Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”), which Rules are deemed to be incorporated by reference into this Section 3.03. For the purposes of such arbitration:

(a)      the number of arbitrators shall be three (the “Arbitration Board”). The Company and the applicable Investor shall each select one arbitrator.  All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration.  The two arbitrators so appointed shall jointly agree on a third arbitrator, who shall be the chairman of the Arbitration Board. If the said two arbitrators are unable to agree upon the appointment of a third arbitrator within thirty (30) days after the parties have appointed their respective arbitrators, then such third arbitrator shall be appointed by the HKIAC;

(b)      the seat of the arbitration shall be in Hong Kong and the language to be used shall be English; and

(c)      the Arbitration Board shall decide any such dispute in accordance with the governing law specified in Section 3.02.

The parties hereto shall be entitled to specific performance from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce any tribunal award pursuant to any arbitration proceeding hereunder.

Section 3.04.        Counterparts.  This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 3.05.        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 3.06.        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a)      If to an Investor, at such Investor’s facsimile number or address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; and

(b)      If to the Company, one copy should be sent to its principal address or facsimile number and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Investor.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seven (7) days after the same has been deposited with the applicable postal services, addressed and mailed as aforesaid or, if sent by facsimile, on the next business day after the date of confirmation of facsimile transfer or, if sent by courier or overnight delivery, three (3) days after being sent.

Section 3.07.        Entire Agreement: Amendments and Waivers.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings with respect to the subject matter hereof.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors.

Section 3.08.        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 3.09.        Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind of character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

Section 3.10.        Further Instrument and Actions.  The parties hereto agree to execute such further instruments and to take such further action (including the exercise of all voting rights and other power of control available to them in relation to the Company and its Subsidiaries) as may reasonably be necessary to carry out the intent of this Agreement.

Section 3.11.        Memorandum and Articles of Association.  In the event of any conflict or inconsistency between the memorandum and articles of association of the Company and this Agreement, the provisions of the memorandum and articles of association of the Company shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

21VIANET GROUP, INC.
The offices of Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

By:	/s/Sheng Chen
	Name:	Sheng Chen
	Title:	Chairman and Chief Execution Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KING VENTURE HOLDINGS LIMITED

By:	/s/Zhang Hongjiang
	Name:	Zhang Hongjiang
	Title:	Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

XIAOMI VENTURES LIMITED

By:	/s/Kong Kat Wong
	Name:	Kong Kat Wong
	Title:	Director

[Signature Page to Registration Rights Agreement]